Exhibit 99.1

MYR Group Inc. Announces Third-Quarter and

First Nine-Months 2009 Results

Rolling Meadows, Ill., November 9, 2009 — MYR Group Inc. (“MYR”) (NASDAQ: MYRG), a leading specialty contractor serving the electrical infrastructure market in the United States, issued third-quarter and first nine-months 2009 financial results.

Highlights

•                  Q3 2009 revenues of $162.0 million compared to Q3 2008 revenues of $178.9 million.

•                  Q3 2009 EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization), a non-GAAP financial measure, of $11.5 million compared to EBITDA of $14.6 million in Q3 2008.

•                  Q3 2009 diluted earnings per share (EPS) of $0.28 compared to $0.32 for Q3 2008.

•                  First nine-months 2009 EBITDA of $30.4 million compared to EBITDA of $36.1 million for the same period of 2008.

•                  First nine-months 2009 diluted EPS of $0.63 compared to $0.77 for the same period of 2008.

Management Comments

Bill Koertner, MYR’s president and CEO said, “Although our revenues and earnings for the third quarter of 2009 were lower than last year, we are pleased with MYR’s performance amidst very challenging economic conditions. Customers in both of our market segments continue to adjust their capital and maintenance spending programs in response to reduced economic activity in their markets.  The weaker economy has also brought about pricing and margin pressures within our own markets as contractors cut prices to keep resources busy.  The challenge facing contractors like MYR is that we expect the current soft market for resources to shift to a situation where labor and equipment resources will be in short supply when a few major transmission projects commence construction.  The question is one of timing—not whether the turn around will occur.  We remain optimistic about our future and take a long term view when buying equipment and developing the skilled man power needed to capitalize on long term growth prospects.  Our optimism is based on our belief that transmission spending will ramp up significantly as utilities play catch up for the lack of infrastructure spending in the past and bring on renewable generation sources.  Our recent announcement to realign our management team demonstrates the confidence we have in our long term growth prospects.  This realignment will enable MYR to place an even greater focus on large transmission projects and the infrastructure needed to support new renewable generation.”

Third-Quarter Results

MYR reported third-quarter 2009 revenues of $162.0 million, a decrease of $16.9 million, or 9.4 percent, compared with the third quarter of 2008. Specifically, the Transmission and Distribution (T&D) segment reported revenues of $119.0 million, a decrease of 11.4 percent over the same period of 2008, while the Commercial and Industrial (C&I) segment reported revenues of $43.0 million, a decrease of 3.5 percent over the third quarter of 2008. Lower revenues in the 2009

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period were mainly due to a reduction of revenues from smaller T&D projects (less than $3.0 million in contract value) that were in production during the third quarter of 2009 as compared to 2008 and a reduction in revenues attributable to storm restoration services, which had an unusually high level of activity in the corresponding 2008 period. The overall decrease in revenues for the 2009 third quarter was partially offset by increased activity in a few large T&D projects (contracts with values greater than $10.0 million) in the third quarter of 2009 as compared to the third quarter of 2008.

Consolidated gross profit decreased to $20.7 million, or 12.8 percent of revenues, in the third quarter of 2009, compared to $25.3 million or 14.1 percent of revenues, for the third quarter of 2008. Third-quarter 2008 gross profit was positively impacted by significantly higher storm restoration services, which carried a higher margin and resulted in incremental gross profit of approximately $3.4 million. In addition, a few large projects produced approximately $1.5 million in incremental gross profit in the third quarter of 2008, which were not fully replaced by projects with similar margins in the third quarter of 2009. These decreases in gross profit for the period were partially offset by the receipt of a $0.5 million refund received from the government for a contested fine paid in 2005. The refund was recorded as a direct reduction of contract costs for the period.

The provision for income taxes was $5.0 million for the three months ended September 30, 2008, with an effective tax rate of 43.1 percent compared to $2.2 million for the three months ended September 30, 2009, with an effective tax rate of 27.2 percent. The decrease in our overall effective tax rate for the three months ended September 30, 2009 was impacted by several discrete items in the period that equated to a current quarter tax benefit of approximately $0.9 million. In addition, MYR reduced the annualized estimated 2009 provision for income taxes, before discrete items, from 40.0 percent to 39.0 percent during the current quarter.

For the third quarter of 2009, net income was $5.8 million, or $0.28 per diluted share, compared to net income of $6.6 million, or $0.32 per diluted share, for the same period of 2008. Third-quarter 2009 EBITDA was $11.5 million, or 7.1 percent of revenues, compared to $14.6 million, or 8.2 percent of revenues, in the third quarter of 2008. The decreases in net income and EBITDA as a percentage of revenues were due to a decrease in the gross profit margins discussed above, which was partially offset by a $0.8 million reduction in selling, general and administrative expenses (SG&A) in the third quarter of 2009 over the third quarter of 2008.  Net income in the third quarter of 2009 was further improved by the tax benefits, as discussed above.

First Nine-Months Results

MYR reported revenues of $457.9 million for the first nine months of 2009, a decrease of $4.9 million, or 1.1 percent, compared with the first nine months of 2008. Specifically, the T&D segment reported revenues of $343.6 million in the first nine months of 2009, an increase of 1.4 percent over the same period of 2008, while the C&I segment reported revenues of $114.3 million in the first nine months of 2009, a decrease of 7.8 percent over the same period of 2008. All of the decrease in revenues for the first nine months of 2009 resulted from a reduction in revenues in the C&I segment, due to the current economic environment which has caused a reduction in spending and an increase in bidding competition. The overall decrease in revenues for the nine months of 2009 were partially offset by increased activity in a few large T&D projects in 2009 compared to the same period of 2008.

Consolidated gross profit decreased 13.6 percent, from $65.4 million in the first nine months of 2008 to $56.5 million in the first nine months of 2009. The decrease in gross profit in the first nine months of 2009 compared to the first nine months of 2008 was primarily attributed to an unusually high level of storm restoration services in the 2008 period, which carried a higher margin resulting in incremental gross profit of approximately $3.4 million for the 2008 period. Additionally, MYR experienced strong performance and increased margins on a few large contracts that resulted in approximately $5.7 million in incremental gross profit during the first nine months of 2008. These large projects in the first nine months of 2008 have not been fully replaced by projects with similar margins in the first nine months of 2009.

For the first nine months of 2009, net income was $13.0 million, or $0.63 per diluted share, compared to net income of $16.0 million, or $0.77 per diluted share, for the same period of 2008. EBITDA in the first nine months of 2009 was $30.4 million, or 6.6 percent of revenues, compared to $36.1 million, or 7.8 percent of revenues, for the same period of 2008. The decrease in net income and EBITDA as a percentage of revenues was due to a decrease in the gross profit margins, as discussed above, which was partially offset by a $1.6 million reduction in SG&A expenses in the first nine months of 2009 compared to the same period of 2008. Net income for the first nine months was further improved by the tax benefits that were recorded in the third quarter of 2009, as discussed above.

Backlog

As of September 30, 2009, MYR’s backlog was approximately $251.6 million, consisting of $171.0 million in the T&D segment and $80.6 million in the C&I segment. Total backlog decreased $99.9 million, or 28.4 percent, from $351.5 million reported at September 30, 2008. T&D backlog decreased $93.6 million, or 35.4 percent, while C&I backlog decreased $6.3 million, or 7.2 percent, compared to September 30, 2008, backlog. Total backlog at September 30, 2009, decreased 20.5 percent from $316.6 million reported at June 30, 2009. The decrease in backlog between 2008 and 2009 was primarily related to the contract completion process and resulting revenue recognition of a few significant projects that were awarded during the third quarter of 2008.

MYR’s method of tracking and reporting backlog may differ from methods used by other companies. The timing of contract awards and the duration of large projects can significantly affect MYR’s backlog, and therefore, should not be viewed or relied upon as a stand-alone indicator of future results.

Balance Sheet

As of September 30, 2009, MYR had cash and cash equivalents of $32.2 million and total long-term debt of $30.0 million under a term loan. MYR also had a $75 million revolving credit facility, which had a $15.0 million letter of credit outstanding against the total credit available at September 30, 2009. MYR’s long-term credit agreement, which encompasses the term loan and the revolving credit facility, matures on August 31, 2012.

Non-GAAP Financial Measures

In an effort to better assist investors in understanding the Company’s financial results, we have provided in this release EBITDA, which is a measure not defined under generally accepted accounting principles in the United States (GAAP). Management believes this information is useful to investors in understanding results of operations because it illustrates the impact that interest, taxes, depreciation and amortization had on results. A reconciliation of this financial measure to its GAAP counterpart (net income) is provided at the end of this release.

Conference Call

MYR will host its third-quarter and first nine-months 2009 earnings conference call on Tuesday, November 10, 2009, at 10 a.m. Central time. To participate in the conference call via telephone, please dial (800) 967-7141 (domestic) or (719) 457-2634 (international) at least five minutes prior to the start of the event. A replay of the conference call will be available through Tuesday, November 17, 2009, at 11:55 p.m. Eastern time, by dialing (888) 203-1112 or (719) 457-0820, and entering conference code: 9155948. MYR will also broadcast the conference call live via the internet. Interested parties may access the webcast through the Investor Relations section of MYR’s Web site at www.myrgroup.com. Please access the web site at least 15 minutes prior to the start of the call to register and to download and install any necessary audio software. The webcast will be archived on the Company’s web site for seven days.

About MYR Group Inc.

MYR is a holding company of specialty construction service providers. Through subsidiaries dating back to 1891, MYR is one of the largest national contractors serving the transmission and distribution sector of the United States electric utility industry. Transmission and Distribution customers include electric utilities, cooperatives and municipalities. MYR also provides Commercial and Industrial electrical contracting services to facility owners and general contractors in the Western United States. Our comprehensive services include turnkey construction and maintenance services for the nation’s electrical infrastructure.

Forward-Looking Statements

Various statements in this announcement, including those that express a belief, expectation, or intention, as well as those that are not statements of historical fact, are forward-looking statements. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenue, income, capital spending and investments. Our forward-looking statements are generally accompanied by words such as ‘‘estimate,’’ ‘‘project,’’ ‘‘predict,’’ ‘‘believe,’’ ‘‘expect,’’ ‘‘anticipate,’’ ‘‘potential,’’ ‘‘plan,’’ ‘‘goal’’ or other words that convey the uncertainty of future events or outcomes. The forward-looking statements in this announcement speak only as of the date of this announcement; we disclaim any obligation to update these statements (unless required by securities laws), and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These and other important factors, including those discussed under ‘‘Risk Factors’’ in our Annual Report on Form 10-K, and in other current or periodic reports which we file with the Securities and Exchange Commission, may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements.

These risks, contingencies and uncertainties include, but are not limited to, significant variations in our operating results from quarter to quarter, the competitive and cyclical nature of our industry, our ability to realize and profit from our backlog, the implementation of the Energy Policy Act of 2005, the implementation of the American Recovery and Reinvestment Act, our ability to obtain new contracts and/or replace completed or cancelled contracts, our ability to obtain adequate bonding for our projects, our ability to hire and retain key personnel and subcontractors, limitations on our internal infrastructure, the downturn in the U.S. economy and credit markets and its impact on our customers and our sources of liquidity.

MYR Group Inc. Contact:

Marco A. Martinez, Chief Financial Officer, 847-290-1891, investorinfo@myrgroup.com

Investor Contact:

Philip Kranz, Dresner Corporate Services, 312-780-7240, pkranz@dresnerco.com

Financial Tables follow…

MYR GROUP INC.

Consolidated Balance Sheets

As of December 31, 2008 and September 30, 2009

(in thousands, except share and per share data)	December 31, 2008	September 30, 2009
		(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$42,076	$32,156
Accounts receivable, net of allowances of $1,845 and $1,807, respectively	94,048	101,665
Costs and estimated earnings in excess of billings on uncompleted contracts	25,821	32,525
Deferred income tax assets	10,621	10,146
Receivable for insurance claims in excess of deductibles	8,968	8,855
Refundable income taxes	145	1,667
Other current assets	3,731	1,519
Total current assets	185,410	188,533
Property and equipment, net of accumulated depreciation of $21,158 and $30,238, respectively	75,873	82,265
Goodwill	46,599	46,599
Intangible assets, net of accumulated amortization of $1,218 and $1,469, respectively	11,874	11,623
Other assets	2,307	1,909
Total assets	$322,063	$330,929
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$30,187	$37,411
Billings in excess of costs and estimated earnings on uncompleted contracts	32,698	25,463
Accrued self insurance	32,881	33,972
Other current liabilities	27,571	21,501
Total current liabilities	123,337	118,347
Long-term debt, net of current maturities	30,000	30,000
Deferred income tax liabilities	12,429	12,083
Other liabilities	938	901
Total liabilities	166,704	161,331
Commitments and contingencies
Stockholders’ equity:
Preferred stock—$0.01 par value per share; 4,000,000 authorized shares; none issued and outstanding at December 31, 2008 and September 30, 2009	—	—
Common stock—$0.01 par value per share; 100,000,000 authorized shares; 19,712,811 and 19,803,921 shares issued and outstanding at December 31, 2008 and September 30, 2009, respectively	197	198
Additional paid-in capital	141,159	142,430
Retained earnings	14,003	26,970
Total stockholders’ equity	155,359	169,598
Total liabilities and stockholders’ equity	$322,063	$330,929

MYR GROUP INC.

Unaudited Consolidated Statements of Operations

Three and Nine Months Ended September 30, 2008 and 2009

	Three months ended September 30,		Nine months ended September 30,
(in thousands, except share and per share data)	2008	2009	2008	2009
Contract revenues	$178,858	$162,035	$462,791	$457,893
Contract costs	153,580	141,320	397,345	401,368
Gross profit	25,278	20,715	65,446	56,525
Selling, general and administrative expenses	13,382	12,590	37,536	35,925
Amortization of intangible assets	84	84	251	251
Gain on sale of property and equipment	(72)	(128)	(557)	(338)
Income from operations	11,884	8,169	28,216	20,687
Other income (expense)
Interest income	179	27	838	201
Interest expense	(393)	(208)	(1,309)	(649)
Other, net	(52)	(68)	(159)	(179)
Income before provision for income taxes	11,618	7,920	27,586	20,060
Income tax expense	5,005	2,151	11,552	7,093
Net income	$6,613	$5,769	$16,034	$12,967
Income per common share:
—Basic	$0.34	$0.29	$0.81	$0.66
—Diluted	$0.32	$0.28	$0.77	$0.63
Weighted average number of common shares and potential common shares outstanding:
—Basic	19,712,811	19,775,283	19,712,811	19,738,610
—Diluted	20,696,419	20,762,569	20,712,231	20,690,397

MYR GROUP INC.

Unaudited Consolidated Statements of Cash Flows

Three and Nine Months Ended September 30, 2008 and 2009

	Three months ended September 30,		Nine months ended September 30,
(in thousands)	2008	2009	2008	2009
Cash flows from operating activities:
Net income	$6,613	$5,769	$16,034	$12,967
Adjustments to reconcile net income to net cash flows provided by (used in) operating activities —
Depreciation	2,700	3,307	7,829	9,603
Amortization of intangible assets	84	84	251	251
Stock-based compensation expense	229	231	688	693
Excess tax benefit from stock-based awards	—	(241)	—	(241)
Deferred income taxes	(150)	129	(150)	129
Gain on sale of property and equipment	(72)	(128)	(557)	(338)
Other non-cash items	22	22	64	64
Changes in operating assets and liabilities
Accounts receivable, net	(15,866)	(14,511)	(7,655)	(7,617)
Costs and estimated earnings in excess of billings on uncompleted contracts	(8,540)	(4,545)	(6,348)	(6,704)
Construction materials inventory	753	—	(270)	—
Receivable for insurance claims in excess of deductibles	(2,014)	47	(1,671)	113
Other assets	1,271	165	5,228	1,265
Accounts payable	3,981	2,798	(2,911)	11,358
Billings in excess of costs and estimated earnings on uncompleted contracts	3,050	112	(320)	(7,235)
Accrued self insurance	4,427	305	4,953	1,091
Other liabilities	7,293	(859)	(259)	(6,136)
Net cash flows provided by (used in) operating activities	3,781	(7,315)	14,906	9,263
Cash flows from investing activities:
Proceeds from sale of property and equipment	74	261	1,578	548
Purchases of property and equipment	(6,276)	(5,216)	(23,458)	(20,252)
Net cash flows used in investing activities	(6,202)	(4,955)	(21,880)	(19,704)
Cash flows from financing activities:
Payments of capital lease obligations	—	(12)	—	(25)
Employee stock option transactions	—	204	—	338
Excess tax benefit from stock-based awards	—	241	—	241
Equity financing costs	(280)	(22)	(2,258)	(33)
Payment on note payable to FirstEnergy	—	—	(2,298)	—
Notes receivable from purchase of common stock	—	—	2	—
Net cash flows provided by (used in) financing activities	(280)	411	(4,554)	521
Net decrease in cash and cash equivalents	(2,701)	(11,859)	(11,528)	(9,920)
Cash and cash equivalents:
Beginning of period	25,720	44,015	34,547	42,076
End of period	$23,019	$32,156	$23,019	$32,156

MYR GROUP INC.

Unaudited Consolidated Selected Data, Net Income Per Share

And EBITDA Reconciliation

Three and Nine Months Ended September 30, 2008 and 2009

	Three months ended		Nine months ended
	September 30,		September 30,
(in thousands, except share and per share data)	2008	2009	2008	2009

Summary Data:
Contract revenues	$178,858	$162,035	$462,791	$457,893
Gross profit	$25,278	$20,715	$65,446	$56,525
Income from operations	$11,884	$8,169	$28,216	$20,687
Net income	$6,613	$5,769	$16,034	$12,967

Income per common share (1):
-Basic	$0.34	$0.29	$0.81	$0.66
-Diluted	$0.32	$0.28	$0.77	$0.63

Weighted average number of common shares and potential common shares outstanding (1):
-Basic	19,712,811	19,775,283	19,712,811	19,738,610
-Diluted	20,696,419	20,762,569	20,712,231	20,690,397

Reconciliation of Net Income to EBITDA:
Net income	$6,613	$5,769	$16,034	$12,967
Interest expense (income), net	214	181	471	448
Provision for income taxes	5,005	2,151	11,552	7,093
Depreciation and amortization	2,784	3,391	8,080	9,854
EBITDA (2)	$14,616	$11,492	$36,137	$30,362

(1) The Company calculates net income per common share in accordance with SFAS No. 128, Earnings per Share. Basic earnings per share are calculated by dividing net income by the weighted average number of shares outstanding for the reporting period. Diluted earnings per share are computed similarly, except that it reflects the potential dilutive impact that would occur if dilutive securities were exercised into common shares. Potential common shares are not included in the denominator of the diluted earnings per share calculation when inclusion of such shares would be anti-dilutive or included performance conditions that were not met.

(2) EBITDA is not defined under GAAP and does not purport to be an alternative to net income as a measure of operating performance or to net cash flows provided by operating activities as a measure of liquidity.  The Company uses, and believes that investors benefit from the presentation of, EBITDA in evaluating the Company’s operating performance because it provides an additional tool to compare operating performance on a consistent basis by removing the impact of certain items that the Company’s management does not believe directly reflects core operations. The Company believes that EBITDA is useful to investors and other external users of financial statements in evaluating the Company’s operating performance and cash flow because EBITDA is widely used by investors to measure a operating performance without regard to items such as interest expense, taxes, depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired.  However, using EBITDA as a performance measure has material limitations as compared to other financial measures as defined under U.S. GAAP as it excludes certain recurring items which may be meaningful to investors.